Exhibit 10.24.1
FIRST AMENDMENT TO SUBLEASE
(26140 Enterprise Way, Lake Forest, CA)
     THIS FIRST AMENDMENT TO SUBLLEASE (this “First Amendment”) is dated as of September 28, 2005, between ADVANCED LOGIC RESEARCH, INC., a Delaware corporation (“Sublandlord”), and WESTERN DIGITAL TECHNOLOGIES, INC., a Delaware corporation (“Subtenant”).
R E C I T A L S
     WHEREAS, by that certain Amended and Restated Standard Lease [Single Tenant — Triple Net] dated as of June 21, 1999 (the “Original Prime Lease”), as amended by that certain First Amendment to Lease dated as of January 27, 2000 (the “First Amendment”), a copy of which instruments are attached hereto as Exhibit “A” and by this reference made a part hereof (hereinafter, with all such amendments, called the “Prime Lease”), MSGW CALIFORNIA I, LLC, a Delaware limited liability company (hereinafter, together with its successors and assigns, called “Landlord”), leased to GATEWAY, INC., a Delaware corporation (formerly known as Gateway 2000, Inc.) three (3) buildings (known as Buildings 1, 2 and 3) located in Lake Forest, Orange County, California, which buildings contain, collectively, approximately 150,000 Rentable Square Feet (the “Prime Lease Space”).
     WHEREAS, pursuant to that certain Assignment of Lease and Assumption Agreement dated as of June 21, 1999, Gateway, Inc. assigned all of its right, title and interest in and to the Prime Lease to Sublandlord.
     WHEREAS, Sublandlord and Subtenant entered into that certain Sublease dated May 2005 (the “Original Sublease”), whereby Sublandlord leases to Subtenant, and Subtenant leases from Sublandlord, a portion of the Prime Lease Space that is comprised of a portion of Building 2 located at 26140 Enterprise Way in Lake Forest, Orange County, California.
     WHEREAS, the Subtenant has exercised Subtenant’s Right to Measure the Premises.
     WHEREAS, Sublandlord and Subtenant now mutually desire to amend the Sublease pursuant to and in accordance with the terms and condition of this First Amendment to reflect the actual rentable square footage of the Premises and to confirm other facts regarding the Sublease.
     NOW THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree, and amend the Sublease.
     1. Definitions. Unless otherwise defined in this First Amendment, terms that are capitalized in this First Amendment shall be given the meaning ascribed to them in the Sublease.
     2. Certain Dates: The parties hereby stipulate and agree that (i) the words “May ___, 2005” are deleted in the introductory paragraph of the Sublease and the following date substituted in lieu thereof: “June 2, 2005”; (ii) the “Commencement Date” is June 13, 2005; and (iii) the “Rent Commencement Date” is June 29, 2005.

     3. Rentable Square Feet of Premises: The parties hereby stipulate and agree that for all purposes under the Sublease, the rentable square footage of the Premises is 17,808 square feet.
     4.  Base Rent: The rent table and the accompanying Note contained in Section 3(a) of the Sublease are hereby deleted and the following rent table and accompanying Note are hereby substituted in its place:

	Annual Base Rent	Annual Base Rent
	Rate Per Rentable	(based on 17,808	Monthly
Time Period	Square Foot	Rentable Square Feet)	Installments
Months 1-3 June, July, August 2005)	$0.00	$0.00	$0.00

Months 4-12 (September 2005 to May 2006)	$10.80	$192,326.40	$16,027.20

Months 13-24 (June 2006 to May 2007)	$11.124	$198,096.19	$16,508.01

Months 25-36 (June 2007 to May 2008)	$11.457	$204,026.25	$17,002.18

Months 37-48 (June 2008 to May 2009)	$11.800	$210,134.40	$17,511.20

Months 49-60 (June 2009 to May 2010)	$12.154	$216,438.43	$18,036.53

Months 61-72 (June 2010 to May 2011)	$12.519	$222,938.35	$18,578.19

Months 73 (June 2011) -January 31, 2012*	$12.894	$229,616.35	$19,134.69
The parties agree that due to the overpayment by Subtenant of Base Rent in the amount of $1177.20 for each of the months of September and October, 2005, Subtenant shall be entitled to deduct from its Base Rent payment due for November, 2005 the sum of $2,354.00.

*	Note: Sublandlord and Subtenant further acknowledge and agree that as the expiration of the term of this Sublease is January 31, 2012, the eighth Lease Year (commencing in month 73 as shown on the schedule above) shall be less than a full twelve (12) calendar month period and accordingly the Annual Base Rent and Monthly Installments set forth in the schedule above shall be prorated for the actual days occurring within the final time period of this Sublease commencing with Month 73.

     5. Subtenants Percentage Share. The first sentence of Paragraph 4(a)(2) is hereby deleted and the following new first sentence is substituted in its place:
“Subtenant’s Percentage Share” for purposes of Tenant’s Common Area Percentage (as defined in the Prime Lease) shall mean 11.87% and “Subtenant’s Percentage Share” for purposes of Tenant’s Building Percentage (as defined in the Prime Lease) shall mean 35.62%.”
     6. Sublease Interpretation. The Sublease shall be interpreted and construed whenever and wherever necessary to give effect to the amendments set forth herein.
     7. Governing Law. This First Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California.
     8. Counterparts. This First Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this First Amendment to physically form one document.
     9. Reaffirmation of Obligations. Subtenant and Sublandlord each hereby acknowledges and reaffirms its obligations under the Sublease, as such Sublease has been amended by this First Amendment, and agrees that any reference made in any other document to the Sublease shall mean the Sublease as amended pursuant to this First Amendment. Except as expressly provided herein, the Sublease remains unmodified and in full force and effect. Any breach by Subtenant or Sublandlord of this First Amendment, including any exhibit hereto, and the expiration of any applicable notice or cure period set forth in the Sublease, shall constitute a breach and default by Subtenant or Sublandlord, respectively, under the Sublease.
     IN WITNESS WHEREOF, Sublandlord and Subtenant have caused this First Amendment to be duly executed and delivered as of the date first above written.

“SUBLANDLORD”	ADVANCED LOGIC RESEARCH, INC.,
a Delaware corporation

	By:	/s/ Garrison Jaquess
Its: Sr. Director